FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
June 8, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Operations on Zakowo Field in Western Poland

Salt Lake City, June 8, 2010 – FX Energy, Inc. (Nasdaq: FXEN) today announced that a workover rig is on location and re-entry operations on the Zakowo-1 well are underway.  Zakowo-1 is the first of four wells in the Zakowo field that the Company plans to re-enter and workover this year.  The decision to continue operations on other wells in the Zakowo field will be determined by the Zakowo-1 results.  The Zakowo field was discovered in the 1970s but was never put into production due primarily to low commodity prices at that time.  All four wells were production tested for both oil and gas.

“We are cautiously optimistic about the potential of the Zakowo field and have taken the first steps in the permitting for production and pipeline facilities in order to bring the wells on line as quickly as possible, if the tests are successful.  Obviously, the well bores are over 40 years old and the integrity of the casing is unknown,” said Andy Pierce, VP of Operations for FX Energy.  “However, if we are able to successfully re-enter the wells and duplicate the initial production tests on the four discoveries, we calculate the expected net cash flow at about $10 million a year at today’s prices.”

The Zakowo field is located in Block 246, a 240,000 acre concession block immediately to the southwest of the Fences concession area in western Poland and is owned 100% and operated by FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.